Exhibit 5.2

Client: 92768-0005

December 6, 2019

Broadmark Realty Capital Inc.
1420 Fifth Avenue, Suite 2000
Seattle, Washington 98101

Re:	Broadmark Realty Capital Inc.
Registration Statement on Form S‑11

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-11 (the “Registration Statement”), of Broadmark Realty Capital Inc., a Maryland corporation (the “Company”), being filed with the Securities and Exchange Commission (the “Commission”) on the date hereof pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the registration by the Company (A) for resale by the selling stockholders named in the Registration Statement (the “Selling Stockholders”) of up to (a) an aggregate 11,359,802 shares of common stock, par value $0.001 per share (the “Common Stock”), of the Company, consisting of (i) 7,174,613 shares of Common Stock, (ii) 2,391,536 shares of Common Stock that may be issued pursuant to the exercise by the Selling Stockholders of the option under certain subscription agreements with the Selling Stockholders, and (iii) 1,793,653 shares of Common Stock issuable to the Selling Stockholders upon the exercise of 7,174,613 warrants to purchase one fourth (1/4th) of one share of Common Stock at an exercise price of $2.875 per share (the “Private Placement Warrants”), and (b) 7,174,613 Private Placement Warrants held by the Selling Stockholders, and (B) of the issuance of up to 13,811,676 shares of Common Stock consisting of (i) 8,625,000 shares of Common Stock issuable upon the exercise of 34,500,000 outstanding warrants to purchase one fourth (1/4th) of one share of Common Stock at an exercise price of $2.875 per share (the “Public Warrants”), and (ii) 5,186,676 shares of Common Stock issuable upon the exercise of 5,186,676 outstanding warrants to purchase one share of Common Stock at an exercise price of $11.50 per share (the “Sponsor Warrants” and, together with the Private Placement Warrants and the Public Warrants, the “Warrants”), which such Public Warrants and Sponsor Warrants were previously issued by the Company pursuant to its Registration Statement on Form S-4, as amended (File No. 333‑233214).

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In arriving at the opinion expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of specimen certificates relating to the Common Stock and Warrants, the Articles of Amendment and Restatement of the Company, the Amended and Restated Bylaws of the Company, that certain Warrant Agreement Warrant Agreement, dated May 14, 2018 (the “Warrant Agreement”), by and between Trinity Merger Corp., a Delaware corporation (“Trinity”), and Continental Stock Transfer & Trust Company, as warrant agent (the “Continental”), as amended by the Amendment to the Warrant Agreement, dated November 14, 2019 (the “First Warrant Amendment”), by and between Trinity and Continental, and further amended by the Second Amendment to the Warrant Agreement, dated November 14, 2019 (the “Second Warrant Amendment” and, together with the First Warrant Amendment, the “Warrant Amendments”), by and between the Company, Continental and American Stock Transfer & Trust Company, LLC, as warrant agent (the “Warrant Agent”), and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render the opinion set forth below.  In our examination, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.  As to any facts material to this opinion, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company and others.  To the extent that our opinion may be dependent upon such matters, we have assumed, without independent investigation, that each party to any document has or had all requisite authority and power to execute, deliver and perform its obligations under the documents to which it is a party; that the execution and delivery of such documents by each such party and the performance of its obligations thereunder have been duly authorized by all necessary action and do not violate any law, rule, regulation, order, judgment or decree applicable to each such party; and that such documents have been duly executed and delivered by each such party, as applicable, and that each of such document is a legal, valid and binding obligation of each such party thereto, other than the Company, enforceable against each such party in accordance with its terms.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Warrants, assuming the due execution and delivery of the Warrants by the Warrant Agent, constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinion expressed above is subject to the following additional exceptions, qualifications, limitations and assumptions:

A.          We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York.  This opinion is limited to the effect of the current state of the laws of the State of New York and the facts as they currently exist.  We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

December 6, 2019

B.          The opinion above is subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors’ generally, including without limitation the effect of statutory or other laws regarding fraudulent transfers or preferential transfers or distributions by corporations to stockholders and (ii) general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

C.          We express no opinion regarding the effectiveness of (i) any waiver of stay, extension or usury laws; (ii) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to public policy or federal or state securities laws or due to the negligence or willful misconduct of the indemnified party; (iii) any provision waiving the right to object to venue in any court; (iv) any agreement to submit to the jurisdiction of any federal court; (v) any waiver of the right to a jury trial; or (vi) any provision to the effect that every right or remedy is cumulative and may be exercised in addition to any other right or remedy or that the election of some particular remedy does not preclude recourse to one or more others.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof.  In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

VERY TRULY YOURS,

/S/ GIBSON, DUNN & CRUTCHER LLP
GIBSON, DUNN & CRUTCHER LLP